Exhibit 99.1

Morgan Stanley Reports Fourth Quarter and Full Year 2018
• • •
Fourth Quarter Net Revenues of $8.5 Billion[1] and Earnings per Diluted Share of $0.80

Record Full Year Net Revenues of $40.1 Billion[1] and Net Income of $8.7 Billion; Earnings per Diluted Share of $4.73

Full Year ROE of 11.8% and ROTCE of 13.5%[2,3]

James P. Gorman, Chairman and Chief Executive Officer, said, “In 2018 we achieved record revenues and earnings, and growth across each of our business segments – despite a challenging fourth quarter.  We delivered higher annual returns, producing an ROE of 11.8% and ROTCE of 13.5%, as we continued to invest in our businesses.  While the global environment remains uncertain, our franchise is strong and we are well positioned to pursue growth opportunities and serve our clients.

Financial Overview3
NEW YORK, January 17, 2019 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.5 billion1 for the fourth quarter ended December 31, 2018 compared with $9.5 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $1.5 billion, or $0.80 per diluted share,4 compared with net income of $643 million, or $0.26 per diluted share,4,5 for the same period a year ago.  In the current quarter, the Firm recorded an intermittent net discrete tax benefit of $111 million, or $0.07 per diluted share, primarily associated with new information pertaining to the resolution of multi-jurisdiction tax examinations.  The prior year fourth quarter included an intermittent net discrete tax provision of $1.0 billion, or a loss of $0.58 per diluted share, primarily related to the enactment of the Tax Cuts and Jobs Act.5

Compensation expense of $3.8 billion decreased from $4.3 billion a year ago on lower net revenues, partially offset by a reduction in the portion of discretionary incentive compensation subject to deferral (“compensation deferral modification”).  Non-compensation expenses of $2.9 billion increased from $2.8 billion a year ago.1

The annualized return on average common equity was 7.7% and the annualized return on average tangible common equity was 8.8% in the current quarter.2

 Fourth Quarter Summary of Segment Results
(dollars in millions)

	Net Revenues[1]		Pre-Tax Income[6]
	4Q 2018	4Q 2017	4Q 2018	4Q 2017
Institutional Securities	$3,839	$4,523	$780	$1,235
Wealth Management	$4,144	$4,407	$1,010	$1,150
Investment Management	$684	$637	$74	$80
Firm	$8,548	$9,500	$1,857	$2,471

Fourth Quarter Business Overview

•	Firm net revenues were negatively impacted by the volatile global market environment.
•
Institutional Securities net revenues reflect strong results in investment banking with particular strength in M&A advisory and solid results in equity sales and trading. Lower performance in fixed income sales and trading reflects the market volatility.

•	Wealth Management net revenues were $4.1 billion with a pre-tax margin of 24.4%.[7] Results reflect the difficult environment, seasonality and certain compensation-related items.
•	Investment Management net revenues were $684 million with AUM[8] of $463 billion.

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $780 million compared with $1.2 billion a year ago.  Net revenues for the current quarter were $3.8 billion compared with $4.5 billion a year ago.1

•	Investment Banking revenues of $1.4 billion were essentially unchanged from a year ago:
-	Advisory revenues of $734 million increased from $522 million a year ago on higher levels of completed M&A activity across all regions.
-	Equity underwriting revenues of $323 million decreased from $416 million a year ago reflecting lower revenues primarily on IPOs.
-	Fixed income underwriting revenues of $360 million decreased from $499 million a year ago driven by lower bond and loan issuances.

•	Sales and Trading net revenues of $2.5 billion decreased from $2.7 billion a year ago:
-
Equity sales and trading net revenues of $1.9 billion were essentially unchanged from a year ago reflecting higher revenues in the financing business, partially offset by lower results in execution services.

-
Fixed Income sales and trading net revenues of $564 million decreased from $808 million a year ago reflecting lower results in credit and rates products due to unfavorable market making conditions that resulted from significant credit spread widening and volatile rate movements, partially offset by increases in commodities revenues.

-
Other sales and trading net losses of $6 million compared with net losses of $43 million a year ago were positively impacted by corporate loan hedging activity and lower net funding costs, partially offset by losses related to investments associated with certain employee deferred compensation plans.

•
Investment revenues were negative $52 million compared with positive revenues of $213 million a year ago. The loss in the current quarter is principally due to market deterioration of a publicly traded investment subject to sale restrictions, while the results in the prior year quarter reflect an increase in the value of business-related investments.

•	Other revenues were negative $13 million compared with positive revenues of $188 million a year ago reflecting losses associated with corporate lending activity in the current quarter.
•
Compensation expense of $1.2 billion decreased from $1.6 billion a year ago on lower revenues, partially offset by the compensation deferral modification.  Non-compensation expenses of $1.9 billion increased from $1.7 billion a year ago on higher volume driven expenses and professional services costs, partly offset by lower litigation cost.[1]

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $49 million compared with $42 million from the third quarter of 2018 and $38 million in the fourth quarter of the prior year.9

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $1.0 billion compared with $1.2 billion a year ago.  The quarter’s pre-tax margin was 24.4%.7  Net revenues for the current quarter were $4.1 billion compared with $4.4 billion a year ago principally driven by losses related to investments associated with certain employee deferred compensation plans.

•	Asset management revenues of $2.6 billion increased from $2.5 billion a year ago reflecting higher asset levels and positive flows.
•
Transactional revenues[10] of $422 million decreased from $790 million a year ago primarily due to the deferred compensation plan investment losses referred to above, as well as lower investment banking and fixed income revenues.

•
Net interest income of $1.1 billion increased 2% compared with a year ago primarily driven by growth in lending.  Wealth Management client liabilities[11] were $83 billion at quarter end compared with $80 billion a year ago.

•
Compensation expense for the current quarter of $2.3 billion decreased from $2.4 billion a year ago primarily driven by a decrease in the fair value of deferred compensation plan referenced investments, partially offset by the compensation deferred modification.  Non-compensation expenses of $848 million were essentially unchanged from a year ago.

Total client assets were $2.3 trillion and client assets in fee-based accounts were $1.0 trillion at the end of the quarter.  Fee-based asset flows for the quarter were a positive $16.2 billion.

Wealth Management representatives of 15,694 produced average annualized revenue per representative of $1.1 million in the current quarter.12

Investment Management

Investment Management reported pre-tax income from continuing operations of $74 million compared with $80 million a year ago.  Net revenues of $684 million increased from $637 million a year ago.1

•	Asset management revenues of $628 million increased from $572 million a year ago principally driven by the timing of performance fees recognition compared with a year ago.[13]
•	Investment revenues of $82 million decreased from $112 million a year ago due to mark downs of investments and lower carried interest in certain alternative/other products.
•
Other revenues were negative $40 million compared with negative revenues of $46 million in the prior year period. Results in the current and prior year quarters include an impairment of Investment Management’s non-controlling interest in a third party asset manager.

•
Compensation expense for the current quarter of $322 million increased from $303 million a year ago primarily due to an increase associated with carried interest, higher revenues and the compensation deferral modification.  Non-compensation expenses of $288 million increased from $254 million a year ago on higher brokerage and clearing expenses.[1]

•	Total assets under management or supervision at December 31, 2018 were $463 billion compared with $482 billion a year ago.

FULL YEAR RESULTS3

Full year net revenues were a record $40.1 billion compared with $37.9 billion a year ago.1  Net income applicable to Morgan Stanley for the current year was $8.7 billion, or $4.73 per diluted share,4 compared with net income of $6.1 billion, or $3.07 per diluted share,4,5 a year ago.  The current year included an intermittent net discrete tax benefit of $203 million, or $0.12 per diluted share, primarily associated with new information pertaining to the resolution of multi-jurisdiction tax examinations.  The prior year included an intermittent net discrete tax provision of $968 million, or a loss of $0.53 per diluted share, primarily related to the enactment of the Tax Cuts and Jobs Act.5

The Firm’s compensation expense of $17.6 billion for the current year increased from $17.2 billion a year ago.  Non-compensation expenses of $11.2 billion compared with $10.4 billion a year ago.1  The Firm’s expense efficiency ratio for the full year was 72% compared with 73% a year ago.14

The return on average common equity was 11.8% and the return on average tangible common equity was 13.5% for the full year ended 2018.2

Full Year Summary of Segment Results
(dollars in millions)

	Net Revenues[1]		Pre-Tax Income[6]
	FY 2018	FY 2017	FY 2018	FY 2017
Institutional Securities	$20,582	$18,813	$6,260	$5,644
Wealth Management	$17,242	$16,836	$4,521	$4,299
Investment Management	$2,746	$2,586	$464	$456
Firm	$40,107	$37,945	$11,237	$10,403

Full Year Business Overview
•	Record net revenues in Investment Banking of $6.1 billion; Investment Banking Ranked #1 in Global Completed M&A, Global IPOs and Global Equity.[15]
•	Record Wealth Management net revenues of $17.2 billion on strong management fees and increased net interest income; Pre-tax margin of 26.2%[7] reflecting continued operating leverage.
•	Investment Management reported strong asset management fees and positive long-term net flows.

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $6.3 billion compared with $5.6 billion a year ago.  Net revenues for the current year were $20.6 billion compared with $18.8 billion a year ago.1  Compensation expense of $7.0 billion increased from $6.6 billion a year ago.  Non-compensation expenses of $7.4 billion compared with $6.5 billion a year ago.1

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $4.5 billion compared with $4.3 billion a year ago.  Net revenues for the current year were a record $17.2 billion compared with $16.8 billion a year ago.  The current year’s pre-tax margin was 26.2% compared with 25.5% a year ago.7  Compensation expense of $9.5 billion increased from $9.4 billion a year ago.  Non-compensation expenses of $3.2 billion for the current year were essentially unchanged from a year ago.

Investment Management

Investment Management reported pre-tax income from continuing operations of $464 million compared with $456 million a year ago.  Net revenues for the current year were $2.7 billion compared with $2.6 billion a year ago.1  Compensation expense of $1.2 billion was essentially unchanged from a year ago.  Non-compensation expenses of $1.1 billion compared with $949 million a year ago.1

Capital

As of December 31, 2018, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under the fully phased-in Standardized Approach were approximately 16.8% and 19.1%, respectively; the fully phased-in Supplementary Leverage Ratio was approximately 6.5%.16,17

At December 31, 2018, book value and tangible book value per common share were $42.2018 and $36.99,19 respectively, based on approximately 1.7 billion shares outstanding.

Other Matters

The effective tax rate from continuing operations for the quarter was 16.2% and the full year was 20.9%.  The current quarter and full year include intermittent net discrete tax benefits of $111 million and $203 million, respectively, primarily associated with new information pertaining to the resolution of multi-jurisdiction tax examinations.

During the quarter ended December 31, 2018, the Firm repurchased approximately $1.2 billion of its common stock or approximately 27 million shares.  During the year ended December 31, 2018, the Firm repurchased $4.9 billion of its common stock or approximately 97 million shares.

The Board of Directors declared a $0.30 quarterly dividend per share, payable on February 15, 2019 to common shareholders of record on January 31, 2019.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Effective January 1, 2018, the Firm adopted new accounting guidance related to Revenue from Contracts with Customers, which among other things, requires a gross presentation of certain costs that were previously netted against net revenues.  For the quarter ended December 31, 2018, this change in presentation resulted in an increase to net revenues and non-compensation expenses of $70 million, of which $62 million was reported in the Institutional Securities segment and $17 million in the Investment Management segment.  In addition, the Firm included an intersegment elimination of $(9) million related to intercompany activity.  For the year ended December 31, 2018, there was an increase to net revenues and non-compensation expenses of $350 million, of which $320 million was reported in the Institutional Securities segment and $78 million in the Investment Management segment.  The Firm included an intersegment elimination of $(48) million related to intercompany activity.  This change in presentation did not have an impact on net income.  Prior periods have not been restated pursuant to this guidance.
2 Return on average common equity, return on average tangible common equity, annualized return on average common equity, annualized return on average tangible common equity and tangible common equity are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance and capital adequacy. The calculation of return on average common equity and return on average tangible common equity represents full year net income or annualized net income for the quarter applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.
3 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
4 Includes preferred dividends related to the calculation of earnings per share of $170 million for the fourth quarter of 2018 and 2017. Includes preferred dividends related to the calculation of earnings per share of $526 million and $523 million for the years ended 2018 and 2017, respectively.
5 The fourth quarter and full year of 2017 included an intermittent net discrete tax provision of $1.2 billion as a result of the enactment of the Tax Cuts and Job Act, primarily from the remeasurement of certain net deferred tax assets using the lower enacted corporate tax rate, partially offset by the intermittent net discrete tax benefits of $168 million and $233 million for the fourth quarter and full year ended 2017, respectively.
6 Pre-tax income represents income (loss) from continuing operations before taxes.

7 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.
8 AUM is defined as assets under management.

9 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

10 Transactional revenues include investment banking, trading, and commissions and fee revenues.

11 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker-dealer margin activity.  U.S. Bank refers to the Firm's U.S. Bank operating subsidiaries Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association.
12 The average annualized revenue per Wealth Management representative metric represents annualized net revenues divided by average representative headcount.
13 In accordance with the accounting update, Revenue from Contracts with Customers, effective prospectively beginning in 2018, the timing of recognition of certain performance fees, not in the form of carried interest, is generally expected to be deferred within a fiscal year until the fees are no longer probable of being reversed. Accordingly, a greater portion of such performance fees revenues were recognized in the first and fourth quarter of calendar year 2018 based on current fee arrangements.

14 The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.

15 Source:  Thomson Reuters – for the period of January 1, 2018 to December 31, 2018 as of January 4, 2019.
16 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At December 31, 2018, the Firm’s ratios are based on the Standardized Approach fully phased-in rules.  Regulatory compliance was determined based on capital ratios calculated under transitional rules until December 31, 2017.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2017 Form 10-K.
17 The Supplementary Leverage Ratio became effective as a capital standard on January 1, 2018.  As such, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a fully phased-in Tier 1 capital numerator of approximately $70.6 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.09 trillion.
18 Book value per common share represents common equity divided by period end common shares outstanding.

19 Tangible book value per common share is a non-GAAP financial measure that the Firm considers to be a useful measure of capital adequacy for investors and analysts.  Tangible book value per common share represents tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017	Change
Net revenues
Institutional Securities	$3,839	$4,929	$4,523	(22%)	(15%)	$20,582	$18,813	9%
Wealth Management	4,144	4,399	4,407	(6%)	(6%)	17,242	16,836	2%
Investment Management	684	653	637	5%	7%	2,746	2,586	6%
Intersegment Eliminations	(119)	(109)	(67)	(9%)	(78%)	(463)	(290)	(60%)
Net revenues	$8,548	$9,872	$9,500	(13%)	(10%)	$40,107	$37,945	6%

Income (loss) from continuing operations before tax
Institutional Securities	$780	$1,556	$1,235	(50%)	(37%)	$6,260	$5,644	11%
Wealth Management	1,010	1,194	1,150	(15%)	(12%)	4,521	4,299	5%
Investment Management	74	102	80	(27%)	(8%)	464	456	2%
Intersegment Eliminations	(7)	(1)	6	*	*	(8)	4	*
Income (loss) from continuing operations before tax	$1,857	$2,851	$2,471	(35%)	(25%)	$11,237	$10,403	8%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$702	$1,120	$357	(37%)	97%	$4,906	$3,536	39%
Wealth Management	769	913	315	(16%)	144%	3,472	2,325	49%
Investment Management	65	80	(35)	(19%)	*	376	246	53%
Intersegment Eliminations	(5)	(1)	6	*	*	(6)	4	*
Net Income (loss) applicable to Morgan Stanley	$1,531	$2,112	$643	(28%)	138%	$8,748	$6,111	43%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,361	$2,019	$473	(33%)	188%	$8,222	$5,588	47%

Financial Metrics:

Earnings per basic share	$0.81	$1.19	$0.27	(32%)	200%	$4.81	$3.14	53%
Earnings per diluted share	$0.80	$1.17	$0.26	(32%)	*	$4.73	$3.07	54%

Return on average common equity	7.7%	11.5%	2.7%			11.8%	8.0%
Return on average tangible common equity	8.8%	13.2%	3.1%			13.5%	9.2%

Book value per common share	$42.20	$40.67	$38.52			$42.20	$38.52
Tangible book value per common share	$36.99	$35.50	$33.46			$36.99	$33.46

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$0.73	$1.17	$0.84	(38%)	(13%)	$4.61	$3.60	28%
Adjusted return on average common equity	7.1%	11.5%	8.6%			11.5%	9.4%
Adjusted return on average tangible common equity	8.1%	13.2%	9.8%			13.2%	10.8%

Notes:	- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017	Change
Revenues:
Investment banking	$1,488	$1,567	$1,548	(5%)	(4%)	$6,482	$6,003	8%
Trading	1,736	2,752	2,246	(37%)	(23%)	11,551	11,116	4%
Investments	28	136	325	(79%)	(91%)	437	820	(47%)
Commissions and fees	1,046	932	1,064	12%	(2%)	4,190	4,061	3%
Asset management	3,266	3,251	3,102	--	5%	12,898	11,797	9%
Other	(5)	298	220	*	*	743	848	(12%)
Total non-interest revenues	7,559	8,936	8,505	(15%)	(11%)	36,301	34,645	5%

Interest income	4,111	3,627	2,586	13%	59%	13,892	8,997	54%
Interest expense	3,122	2,691	1,591	16%	96%	10,086	5,697	77%
Net interest	989	936	995	6%	(1%)	3,806	3,300	15%
Net revenues	8,548	9,872	9,500	(13%)	(10%)	40,107	37,945	6%
Non-interest expenses:
Compensation and benefits	3,787	4,310	4,279	(12%)	(11%)	17,632	17,166	3%

Non-compensation expenses:
Occupancy and equipment	358	351	339	2%	6%	1,391	1,329	5%
Brokerage, clearing and exchange fees	598	559	537	7%	11%	2,393	2,093	14%
Information processing and communications	529	513	471	3%	12%	2,016	1,791	13%
Marketing and business development	220	152	190	45%	16%	691	609	13%
Professional services	605	570	547	6%	11%	2,265	2,169	4%
Other	594	566	666	5%	(11%)	2,482	2,385	4%
Total non-compensation expenses	2,904	2,711	2,750	7%	6%	11,238	10,376	8%

Total non-interest expenses	6,691	7,021	7,029	(5%)	(5%)	28,870	27,542	5%

Income (loss) from continuing operations before taxes	1,857	2,851	2,471	(35%)	(25%)	11,237	10,403	8%
Income tax provision / (benefit) from continuing operations	300	696	1,810	(57%)	(83%)	2,350	4,168	(44%)
Income (loss) from continuing operations	1,557	2,155	661	(28%)	136%	8,887	6,235	43%
Gain (loss) from discontinued operations after tax	1	(1)	2	*	(50%)	(4)	(19)	79%
Net income (loss)	$1,558	$2,154	$663	(28%)	135%	$8,883	$6,216	43%
Net income applicable to nonredeemable noncontrolling interests	27	42	20	(36%)	35%	135	105	29%
Net income (loss) applicable to Morgan Stanley	1,531	2,112	643	(28%)	138%	8,748	6,111	43%
Preferred stock dividend / Other	170	93	170	83%	--	526	523	1%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,361	$2,019	$473	(33%)	188%	$8,222	$5,588	47%

Pre-tax profit margin	22%	29%	26%			28%	27%
Compensation and benefits as a % of net revenues	44%	44%	45%			44%	45%
Non-compensation expenses as a % of net revenues	34%	27%	29%			28%	27%
Firm expense efficiency ratio	78%	71%	74%			72%	73%
Effective tax rate from continuing operations	16.2%	24.4%	73.2%			20.9%	40.1%

Notes:	- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information.